United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

Landmark Bancorp, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-33203	43-1930755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Poyntz Avenue
Manhattan, Kansas 66502
(Address of principal executive offices) (Zip code)

(785) 565-2000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On December 18, 2013, Patrick L. Alexander, Chief Executive Officer and Chairman of Landmark Bancorp, Inc. (the “Company”) and the Company’s wholly-owned bank subsidiary, Landmark National Bank (the “Bank”), announced to the board of directors (the “Board”) of the Company that he will be stepping down as Chief Executive Officer of the Company and the Bank effective January 1, 2014. Mr. Alexander will serve as Executive Chairman of the Company and the Bank and as Chairman of the Board of the Company and the Bank.

(c)          On December 18, 2013, the Board of the Company appointed Michael E. Scheopner as Chief Executive Officer of the Company, effective January 1, 2014. Mr. Scheopner, age 52, was also appointed Chief Executive Officer of the Bank. In May 2013, Mr. Scheopner was appointed to serve as President of the Company and the Bank and was elected to serve as a director of the Company and the Bank, and he will continue to serve in these roles. Mr. Scheopner had previously served as an Executive Vice President and Credit Risk Manager of the Bank since October 2001, as an Executive Vice President of Security National Bank from March 1998 to October 2001 and as a Senior Vice President of Security National Bank from May 1996 to March 1998.

The Company has entered into a new compensation arrangement with Mr. Scheopner, as is described below. There is no arrangement or understanding between Mr. Scheopner and any other person pursuant to which Mr. Scheopner was selected as Chief Executive Officer. Additionally, aside from his employment relationship, Mr. Scheopner does not have any direct or indirect material interest in any transaction with the Company which would be required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor is Mr. Scheopner related to any other member of the Board or any other executive officers of the Company.

A press release announcing the change of Chief Executive Officer is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

(e)          On December 19, 2013, the Company and the Bank entered into new employment agreements (the “Agreements”) with each of Patrick L. Alexander, Executive Chairman of the Company and the Bank, Michael E. Scheopner, President and Chief Executive Officer of the Company and the Bank, and Mark A. Herpich, Vice President, Secretary, Treasurer, and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank. The Agreements are effective as of January 1, 2014 for Messrs. Alexander and Scheopner, and as of November 1, 2013 for Mr. Herpich. The Agreements amend and supersede the prior employment agreements with each of Messrs. Alexander, Scheopner, and Herpich, which were filed as exhibits to the Company’s Registration Statement on Form S-4 (File Number 333-62466) on June 7, 2001. In addition, on December 19, 2013, the Company and the Bank entered into employment agreements with three other officers of the Bank that are substantially similar to the Agreements.

The Agreements have initial terms of two years for Mr. Scheopner and one year for Messrs. Alexander and Herpich, and automatically extend for additional one-year periods on the first anniversary of the effective date and each anniversary thereafter unless either party notifies the other party of non-renewal no later than 90 days prior to such anniversary.

The Agreements establish annual base salary rates for each of Messrs. Alexander, Scheopner and Herpich, which rates will be reviewed each year by the Board for possible increase. The Agreements provide that the officers will be eligible to receive performance-based annual bonuses in accordance with the Company’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing executives of the Company, as well as use of an automobile and reimbursement of club fees. The Agreements provide for severance benefits in the event of termination by the Company other than for cause or by the officer for good reason, and enhanced severance benefits in the event of either type of termination within six months prior to or 24 months following a change in control of the Company or in the event of a voluntary termination by the officer within 29 days following a change in control. All severance benefits under the Agreements are contingent upon the respective officer’s execution and non-revocation of a general release and waiver of claims against the Company and its affiliates. The Agreements include a “clawback” provision should any severance benefits require recapture under any applicable law. The Agreements also provide that, if necessary, severance benefits will be reduced to an amount that is one dollar less than the maximum amount payable without loss of a deduction under Section 280G of the Internal Revenue Code.

The Agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company or its affiliates by the officers during and after their employment with the Company, and prohibiting the officers from competing with the Company or its affiliates and from soliciting their employees or customers during employment and for 18 months after termination of employment for any reason.

Copies of the Agreements are filed as Exhibits 10.1, 10.2, and 10.3 hereto and are incorporated by reference herein. The foregoing summary of the Agreements is qualified in its entirety by the full text of the Agreements.

Item 9.01.         Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement between Landmark Bancorp, Inc., Landmark National Bank, and Patrick L. Alexander

	10.2	Employment Agreement between Landmark Bancorp, Inc., Landmark National Bank, and Michael E. Scheopner

	10.3	Employment Agreement between Landmark Bancorp, Inc., Landmark National Bank, and Mark A. Herpich

	10.4	Employment Agreement between Landmark Bancorp, Inc., Landmark National Bank, and Dean R. Thibault

	10.5	Employment Agreement between Landmark Bancorp, Inc., Landmark National Bank, and Mark J. Oliphant

	10.6	Employment Agreement between Landmark Bancorp, Inc., Landmark National Bank, and Bradly L. Chindamo

	99.1	Press Release dated December 20, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2013	Landmark Bancorp, Inc.

	By:	/s/ Mark A. Herpich
	Name:	Mark A. Herpich
	Title:	Vice President, Secretary, Treasurer, and
Chief Financial Officer